Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Directors

BMO Funds, Inc.:

We consent to the use of our reports dated October 24, 2017, incorporated by reference herein, for BMO Low Volatility Equity Fund, BMO Dividend Income Fund, BMO Large-Cap Value Fund, BMO Large-Cap Growth Fund, BMO Mid-Cap Value Fund, BMO Mid-Cap Growth Fund, BMO Small-Cap Value Fund, BMO Small-Cap Core Fund, BMO Small-Cap Growth Fund, BMO Global Low Volatility Equity Fund, BMO Disciplined International Equity Fund, BMO Pyrford International Stock Fund, BMO LGM Emerging Markets Equity Fund, BMO TCH Emerging Markets Bond Fund, BMO Alternative Strategies Fund, BMO Global Long/Short Equity Fund, BMO Ultra Short Tax-Free Fund, BMO Short Tax-Free Fund, BMO Short-Term Income Fund, BMO Intermediate Tax-Free Fund, BMO Strategic Income Fund, BMO TCH Corporate Income Fund, BMO TCH Core Plus Bond Fund, BMO High Yield Bond Fund, BMO Government Money Market Fund, BMO Tax-Free Money Market Fund, BMO Prime Money Market Fund, BMO Institutional Prime Money Market Fund, BMO In-Retirement Fund, BMO Target Retirement 2015 Fund, BMO Target Retirement 2020 Fund, BMO Target Retirement 2025 Fund, BMO Target Retirement 2030 Fund, BMO Target Retirement 2035 Fund, BMO Target Retirement 2040 Fund, BMO Target Retirement 2045 Fund, BMO Target Retirement 2050 Fund, BMO Target Retirement 2055 Fund, BMO Conservative Allocation Fund, BMO Moderate Allocation Fund, BMO Balanced Allocation Fund, BMO Growth Allocation Fund, and BMO Aggressive Allocation Fund, each a series of BMO Funds, Inc., and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Milwaukee, Wisconsin

December 21, 2017